Notice of Grant

It is my pleasure to inform you that effective September 14, 2005, you have been granted <Number of Units> restricted stock units (RSUs), under the Biogen Idec Inc. 2005 Omnibus Equity Plan (the Plan). The RSUs will convert into shares of Biogen Idec stock, subject to attainment of the performance goals detailed in Exhibit 2 (which is incorporated into and made a part of this Notice of Grant) and your continued employment. If the performance goals are attained and you are still in active employment on the date of “vesting” in accordance with the requirements of the Plan and this Notice, a portion of this grant will convert (“vest”) on September 14, 2006 and a second portion on March 14, 2007. Shares will be delivered to you upon vesting, subject to payment of applicable withholding taxes, as explained in the Plan.
The terms and conditions that govern your RSU grant are contained in this Notice and in the Plan, which is incorporated into and made a part of the Notice, except that the provisions of the Plan that provide for accelerated vesting upon “Retirement” (as defined in the Plan) are excluded from this RSU grant. The Plan is described in a related prospectus. Copies of the Prospectus and the Plan are available internally on the iNet.
If you do not have access to the iNet or would prefer to have copies mailed to you, please call the HR Help Desk.
This Notice, which includes the Plan, constitutes the entire agreement between Biogen Idec and you, and supersedes all prior and contemporaneous agreements between us with regard to this grant.
This Notice shall be governed by and construed in accordance with the laws of the State of Delaware.
Your grant is based on your position, your prior performance, and your expected contribution to the future value of Biogen Idec. It serves to further align your interest with those of our shareholders.
Sincerely,
Richard W. Fisher
Vice President, Human Resources